FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-227081-03

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated September 11, 2019, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Preliminary Prospectus Dated September 11, 2019)

$682,354,000 (Approximate)

CSAIL 2019-C17 Commercial Mortgage Trust

(Central Index Key Number 0001786008)

as Issuing Entity

Credit Suisse Commercial Mortgage Securities Corp.

(Central Index Key Number 0001654060)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

3650 REIT

(Central Index Key Number 0001767304)

Societe Generale Financial Corporation

(Central Index Key Number 0001755531)

UBS AG

(Central Index Key Number 0001685185)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C17

This is a supplement (“Supplement”) to the prospectus dated September 11, 2019 (the “Preliminary Prospectus”). Capitalized terms used in this Supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

A. The Glass House Mortgage Loan

1.

With respect to The Glass House Mortgage Loan (2.6%), the related borrower informed the lender that it has entered into a contract to sell the Mortgaged Property to an unaffiliated purchaser for an estimated purchase price of $29,250,000, resulting in a Cut-off Date loan-to-purchase price ratio of 70.1% for the Mortgage Loan as compared to the stated Cut-off Date LTV Ratio of 65.7%. Pursuant to the terms of the sale contract, the purchaser is expected to agree to assume the borrower’s obligations under the Mortgage Loan. The proposed purchase is subject to review and approval by the special servicer and the Directing Certificateholder. If approved, the purchase is expected to occur after the Closing Date in 2019. We cannot assure you that such purchase transaction will be completed.

Credit Suisse	Société Générale	UBS Securities LLC
Co-Lead Managers and Joint Bookrunners
Academy Securities
Co-Manager

The date of this Supplement is September 13, 2019